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                     December 30, 2022

       Marc Thompson
       Chief Financial Officer
       EverCommerce Inc.
       3601 Walnut Street
       Suite 400
       Denver, CO 80205

                                                        Re: EverCommerce Inc.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-40575

       Dear Marc Thompson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology